NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2023 Financial Results

Company reports GAAP diluted earnings per share of $0.48 for the quarter;
affirms $510 million capital plan for 2023; initiates earnings guidance for 2023 and 2024 and increases long-term earnings per share growth to 4% to 6% from a 2022 adjusted base year; and
announces a $0.64 per share quarterly dividend payable December 29, 2023

BUTTE, MT / SIOUX FALLS, SD - October 26, 2023 - NorthWestern Energy Group, Inc. d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended September 30, 2023. Net income for the period was $29.3 million, or $0.48 per diluted share, as compared with net income of $27.4 million, or $0.47 per diluted share, for the same period in 2022.

“Our entire team is focused on serving customers with reliable, affordable power, and managing our costs, while we make investments in critical infrastructure and support the growth in our jurisdictions,” said Brian Bird, President and CEO. “This week’s approval of our settlement in Montana provides a solid foundation as we continue execution of our plan. With that, we are announcing an increase to our long-term EPS growth to 4% to 6% and initiating 2023 and 2024 EPS guidance.”

THIRD QUARTER 2023 COMPARED TO THIRD QUARTER 2022

Higher revenues were driven by higher Montana interim rates and Montana property tax tracker collections, partly offset by cooler summer weather and lower transmission revenues. Non-recoverable Montana supply costs were lower driven by quarter over quarter tailwinds due to challenging market conditions in 2022 and the increase to base supply costs included in interim rates. Depreciation, interest, and income tax expenses also increased in 2023. Diluted earnings per share increased as a result of higher net income being partially offset with equity issuances during 2022 and 2023 that increased average shares outstanding in 2023.

Non-GAAP Adjusted diluted earnings per share for the quarter ended September 30, 2023 was $0.49 as compared to $0.44 for the same period in 2022. See “Adjusted Non-GAAP Earnings” and “Non-GAAP Financial Measures” sections below for more information on these measures.

COMPANY UPDATES

Increasing Long-Term EPS Growth Guidance to 4% to 6% from a 2022 base year

We are increasing long-term (5 year) diluted earnings per share growth guidance to 4% to 6% from a 2022 base year of $3.18 diluted earnings per share on a non-GAAP basis (from 3% to 6% previously disclosed). We expect rate base growth of 4% to 6% (from 4% to 5% previously disclosed). Our current capital investment program is sized to provide for no equity issuances. Future generation capacity additions or other strategic opportunities may require equity financing.

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

Earnings Guidance

We are initiating 2024 diluted earnings guidance of $3.42 - $3.62 per diluted share. We expect our 2023 non-GAAP earnings to range between $3.00 - $3.10 per diluted share. This guidance is based upon, but not limited to, the following major assumptions:
• Final approval of all material aspects of the Montana general rate review settlement agreement
• Constructive outcomes in our current South Dakota rate review and regulatory proceedings
• Normal weather in our service territories;
• An effective income tax rate of approximately 4%-5% for 2023 and 12%-14% for 2024; and
• Diluted average shares outstanding of approximately 60.4 million in 2023 and 61.3 million in 2024.

Montana Rate Review

This week, the Montana Public Service Commission (MPSC) approved the settlement agreement filed in April 2023, providing for an increase in base electric rates of $67.4 million and base natural gas rates of $14.1 million. We expect final rates, adjusting from interim to settled rates, to be effective November 1, 2023. Our 2023 earnings through September 30, 2023, reflect revenues from interim rates. Based on the draft order, we do not expect a refund for interim rate revenues collected since their effective date nor a true-up for interim to final rates for the period from October 1, 2022, to October 31, 2023. See further details below.

Holding Company Reorganization

Effective October 2, 2023, NorthWestern Corporation executed on the initial steps of legally reorganizing into a holding company structure with NorthWestern Energy Group, Inc. (NorthWestern Energy Group) becoming the parent company. See further details below.

Dividend Declared

NorthWestern Energy Group's Board of Directors declared a quarterly common stock dividend of $0.64 per share payable December 29, 2023 to common shareholders of record as of December 15, 2023.

Additional information regarding this release can be found in the earnings presentation found at
https://www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

CONSOLIDATED STATEMENT OF INCOME

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of gross margin to utility margin:	2023	2022	2023	2022

Operating Revenues (1)	$321.1	$335.1	$1,066.1	$1,052.5
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	88.9	108.9	322.0	339.0
Less: Operating and maintenance	53.2	54.7	163.9	160.8
Less: Property and other taxes	43.3	46.5	132.6	140.2
Less: Depreciation and depletion	52.2	48.6	157.8	145.7
Gross Margin	$83.5	$76.4	$289.8	$266.8
Operating and maintenance	53.2	54.7	163.9	160.8
Property and other taxes	43.3	46.5	132.6	140.2
Depreciation and depletion	52.2	48.6	157.8	145.7
Utility Margin(2)	$232.2	$226.2	$744.1	$713.5
(1) Decrease in revenues for the third quarter is primarily related to lower pass-through supply costs and non-cash regulatory amortizations.
(2) Utility Margin is a Non-GAAP financial measure. See “Non-GAAP Financial Measures” section below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Revenues (1)	$321.1	$335.1	$1,066.1	$1,052.5
Fuel, purchased supply and direct transmission expense(2)	88.9	108.9	$322.0	$339.0
Utility Margin (3)	232.2	226.2	$744.1	$713.5

Operating and maintenance	53.2	54.7	$163.9	$160.8
Administrative and general	29.4	28.1	$94.1	$87.0
Property and other taxes	41.8	46.5	$131.0	$140.2
Depreciation and depletion	52.2	48.6	$157.8	$145.7
Total Operating Expenses (4)	176.6	177.9	$546.8	$533.7
Operating income	55.6	48.3	$197.3	$179.8
Interest expense, net	(28.7)	(25.3)	$(85.1)	$(73.1)
Other income, net	4.1	4.2	$12.9	$11.8
Income before income taxes	31.0	27.1	$125.1	$118.6
Income tax (expense) benefit	(1.7)	0.2	$(14.1)	$(2.3)
Net Income	29.3	27.4	$111.0	$116.3
Basic Shares Outstanding	60.4	56.3	60.0	54.9
Earnings per Share - Basic	$0.48	$0.48	$1.85	$2.12
Diluted Shares Outstanding	60.5	56.6	60.0	55.5
Earnings per Share - Diluted	$0.48	$0.47	$1.85	$2.09

Dividends Declared per Common Share	$0.64	$0.63	$1.92	$1.89
(1) Decrease in revenues for the third quarter is primarily related to lower pass-through supply costs and non-cash regulatory amortizations.
(2) Exclusive of depreciation and depletion expense.
(3) Utility Margin is a Non-GAAP financial measure.
     See "Reconciliation of gross margin to utility margin" above and “Non-GAAP Financial Measures” below.
(4) Excluding fuel, purchased supply and direct transmission expense.

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

RECONCILIATION OF PRIMARY CHANGES DURING THE QUARTER

	Three Months Ended September 30, 2023 vs. 2022
	Pre-tax Income	Income Tax (Expense) Benefit (3)	Net Income	Diluted Earnings Per Share
	(in millions, except EPS)
Third Quarter, 2022	$27.1	$0.3	$27.4	$0.47
Variance in revenue and fuel, purchased supply, and direct transmission expense(1) items impacting net income:
Montana interim rates	7.8	(2.0)	5.8	0.10
Lower non-recoverable Montana electric supply costs due to higher electric supply revenues and lower electric supply costs	4.0	(1.0)	3.0	0.06
Montana property tax tracker collections	1.3	(0.3)	1.0	0.02
Higher natural gas retail volumes	0.6	(0.2)	0.4	0.01
Higher natural gas transportation	0.3	(0.1)	0.2	—
Lower electric retail volumes	(4.3)	1.1	(3.2)	(0.06)
Lower electric transmission revenue	(0.5)	0.1	(0.4)	(0.01)
Other	(0.7)	0.2	(0.5)	(0.01)

Variance in expense items(2) impacting net income:
Higher depreciation expense	(3.6)	0.9	(2.7)	(0.05)
Higher interest expense	(3.4)	0.9	(2.5)	(0.04)
Higher operating, maintenance, and administrative expenses	(1.3)	0.3	(1.0)	(0.02)
Income tax return to accrual adjustment	—	(1.3)	(1.3)	(0.02)
Lower other state and local tax expense	1.6	(0.4)	1.2	0.02
Other	2.1	(0.2)	1.9	0.04
Dilution from higher share count				$(0.03)
Third Quarter, 2023	$31.0	$(1.7)	$29.3	$0.48
Change			$1.9	$0.01
(1) Exclusive of depreciation and depletion shown separately below
(2) Excluding fuel, purchased supply, and direct transmission expense
(3) Income Tax (Expense) Benefit calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

SIGNIFICANT TRENDS AND REGULATION

Montana Rate Review Filing – On August 8, 2022, we filed a Montana electric and natural gas rate review with the MPSC under Docket 2022.07.78 requesting an annual increase to electric and natural gas utility rates. On October 25, 2023, the MPSC held a work session and approved the settlement agreement filed April, 3, 2023. The Commission approved settlement rates effective November 1, 2023.

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

Returns, Capital Structure & Revenue Increase Resulting From Settlement Agreement ($ in millions)
	Electric	Natural Gas
Return on Equity (ROE)	9.65%	9.55%
Equity Capital Structure	48.02%	48.02%

Base Rates	$67.4	$14.1
Power Cost & Credit Mechanism (PCCAM) (1)	$69.7	n/a
Property Tax (tracker base adjustment)	$14.5	$4.2
Total Revenue Increase Through Settlement Agreement	$151.6	$18.3
(1) These items are flow-through costs. PCCAM reflects our fuel and purchased power costs.

The settlement agreement provides for an update to the PCCAM by adjusting the base costs from $138.7 million to $208.4 million and providing for more timely quarterly recovery of deferred balances instead of annual recovery. It also provides for the deferral of incremental operating costs related to our Enhanced Wildfire Mitigation Plan.

South Dakota Electric Rate Review Filing – On June 15, 2023, we filed a South Dakota electric rate review filing (2022 test year) under Docket EL23-016 for an annual increase to electric rates totaling approximately $30.9 million. Our request was based on a ROE of 10.7%, a capital structure including 50.5% equity, and rate base of $787.3 million.

Holding Company Reorganization – On October 2, 2023, NorthWestern Corporation and NorthWestern Energy Group reorganized into a holding company structure. In this reorganization, shareholders of Northwestern Corporation (the predecessor publicly held parent company) became shareholders of Northwestern Energy Group, maintaining the same number of shares and ownership percentage as held in Northwestern Corporation immediately prior to the reorganization. Northwestern Corporation became a wholly-owned subsidiary of Northwestern Energy Group. The transaction was effected pursuant to a merger pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the shareholders of the constituent corporation. Immediately after consummation of the reorganization, NorthWestern Energy Group had, on a consolidated basis, the same assets, businesses and operations as NorthWestern Corporation had immediately prior to the consummation of the reorganization. As a result of the reorganization, NorthWestern Energy Group became the successor issuer to NorthWestern Corporation pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, and as a result, NorthWestern Energy Group's common stock was deemed registered under Section 12(b) of the Securities Exchange Act of 1934. In the early part of 2024, we intend to complete the second and final phase of the holding company reorganization which will result in the South Dakota and Nebraska regulated utilities business becoming a separate direct subsidiary of NorthWestern Energy Group. This is planned to be accomplished through Northwestern Corporation contributing the assets and liabilities of its South Dakota and Nebraska regulated utilities to its direct subsidiary, Northwestern Energy Public Service Corporation (NPS), and then distributing its equity interest in NPS and certain other subsidiaries to Northwestern Energy Group, resulting in Northwestern Corporation owning and operating only the Montana regulated utility and NPS owning and operating the Nebraska and South Dakota utilities, each as a direct subsidiary of Northwestern Energy Group.

Electric Resource Planning - Montana

Yellowstone County 175 MW plant - As previously reported, in October 2021, the Montana Environmental Information Center and the Sierra Club filed a lawsuit in Montana State District Court, against the Montana Department of Environmental Quality (MDEQ) and us, alleging that the environmental analysis conducted prior to issuance of the Yellowstone County Generating Station's air quality permit was inadequate. On April 4, 2023, the Montana District Court issued an order finding the MDEQ's environmental analysis was deficient in not addressing exterior lighting and greenhouse gases and remanded it back to MDEQ to address the deficiencies and vacated the air quality permit pending that remand. As a result of the vacatur of the permit, we paused construction. On June 8, 2023, the Montana District Court granted our motion to stay the order vacating the air quality permit pending the

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

outcome of our notice of appeal with the Montana Supreme Court. We recommenced construction in June 2023 and expect the plant to be operational by the end of the third quarter 2024.

On May 10, 2023, Montana House Bill 971 was signed into law, preventing the MDEQ from, except under certain exceptions, evaluating greenhouse gas emissions and corresponding impacts to the climate in environmental reviews of large projects such as coal mines and power plants. On June 1, 2023, the MDEQ issued its supplemental environmental assessment that contained the updated exterior lighting analysis, and the MDEQ indicated that no other analysis was necessary. The comment period concerning the MDEQ’s supplemental air quality permit ended on July 3, 2023. On August 4, 2023, the Montana First Judicial District Court in Held v. State of Montana issued its order finding House Bill 971 unconstitutional. The Held case has delayed MDEQ's issuance of an updated air quality permit. The lawsuit challenging the Yellowstone County Generating Station air quality permit, as well as additional related legal challenges and construction challenges, could delay the project timing and increase costs. Total costs of approximately $217.5 million have been incurred, with expected total costs of approximately $275.0 million.

Future Integrated Resource Planning - Resource adequacy in the Western third of the U.S. has been declining with the retirement of thermal power plants. Our owned and long-term contracted resources are inadequate to supply the necessary capacity we require to meet our peak-demand loads, which exposes us to large quantities of market purchases at typically high and volatile energy prices. To comply with regulatory resource planning requirements, we submitted an integrated resource plan to the MPSC on April 28, 2023.

We remain concerned regarding an overall lack of capacity in the West and our owned and long-term contracted capacity deficit to meet peak-demand loads. The construction of the Yellowstone County Generating Station and acquisition of Avista's Colstrip Units 3 and 4 interests are expected to reduce our exposure to market purchases.

Proposed EPA Rules

In May 2023, the Environmental Protection Agency (EPA) proposed new greenhouse gas (GHG) emissions standards for coal and natural gas-fired plants. In particular, the proposed rules would (i) strengthen the current New Source Performance Standards for newly built fossil fuel-fired stationary combustion turbines (generally natural gas-fired); (ii) establish emission guidelines for states to follow in limiting carbon pollution from existing fossil fuel-fired steam generating electric generating units (including coal, oil and natural gas-fired units); and (iii) establish emission guidelines for large, frequently used existing fossil fuel-fired stationary combustion turbines (generally natural gas-fired). In addition, in April 2023, EPA proposed to amend the Mercury and Air Toxics Standards (MATS). Among other things, MATS currently sets stringent emission limits for acid gases, mercury, and other hazardous air pollutants from new and existing electric generating units. We are in compliance with existing MATS requirements. The proposed amendment of the MATS would strengthen the MATS requirements, and if adopted as written, both the GHG and MATS proposed rules could have a material negative impact on our coal-fired plants, including requiring potentially expensive upgrades or the early retirement of Colstrip Unit's 3 and 4 due to the rules making the facility uneconomic.

Previous efforts by the EPA were met with extensive litigation and we anticipate a similar response if the proposed rules are adopted. As MATS and GHG regulations are implemented, it could result in additional material compliance costs. We will continue working with federal and state regulatory authorities, other utilities, and stakeholders to seek relief from any MATS or GHG regulations that, in our view, disproportionately impact customers in our region.

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

EXPLANATION OF CONSOLIDATED RESULTS

Three Months Ended September 30, 2023 Compared with the Three Months Ended September 30, 2022

Consolidated gross margin for the three months ended September 30, 2023 was $83.5 million as compared with $76.4 million in 2022, an increase of $7.1 million, or 9.3 percent. This increase was primarily due to higher Montana interim rates associated with our Montana rate review, lower non-recoverable Montana electric supply costs, higher Montana property tax tracker collections, and lower operating and maintenance costs, partly offset by lower electric retail volumes, lower transmission revenues, and higher depreciation and depletion expense.

	Three Months Ended June 30,
(in millions)	2023	2022

Reconciliation of gross margin to utility margin:
Operating Revenues (1)	$321.1	$335.1
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	88.9	108.9
Less: Operating and maintenance	53.2	54.7
Less: Property and other taxes	43.3	46.5
Less: Depreciation and depletion	52.2	48.6
Gross Margin	83.5	76.4
Operating and maintenance	53.2	54.7
Property and other taxes	43.3	46.5
Depreciation and depletion	52.2	48.6
Utility Margin (2)	$232.2	$226.2
(1) Decrease in revenues for the third quarter is primarily related to lower pass-through supply costs and non-cash regulatory amortizations.
(2) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Consolidated utility margin for the three months ended September 30, 2023 was $232.2 million as compared with $226.2 million for the same period in 2022, an increase of $6.0 million, or 2.7 percent.

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

Primary components of the change in utility margin include the following (in millions):

Utility Margin 2023 vs. 2022
Utility Margin Items Impacting Net Income
Montana interim rates	$7.8
Lower non-recoverable Montana electric supply costs due to higher electric supply revenues and lower electric supply costs	4.0
Montana property tax tracker collections	1.3
Higher natural gas retail volumes	0.6
Higher Montana natural gas transportation	0.3
Lower electric retail volumes	(4.3)
Lower transmission revenue due to market conditions and lower rates	(0.5)
Other	(0.7)
Change in Utility Margin Items Impacting Net Income	$8.5
Utility Margin Items Offset Within Net Income
Lower property taxes recovered in revenue, offset in property and other taxes	(3.1)
Lower natural gas production taxes recovered in revenue, offset in property and other taxes	(0.1)
Higher revenue from lower production tax credits, offset in income tax expense	0.4
Higher operating expenses recovered in revenue, offset in operating and maintenance expense	0.3
Change in Utility Margin Items Offset Within Net Income	(2.5)
Increase in Consolidated Utility Margin(1)	$6.0
(1) Non-GAAP financial measure. See “Non-GAAP Financial Measures” below.

Lower electric retail volumes were driven by unfavorable weather in Montana and South Dakota impacting residential demand and lower commercial demand, partly offset by customer growth. Higher natural gas retail volumes were driven by favorable weather and customer growth. Interim rates in our Montana rate review were effective October 1, 2022 and will be replaced with approved settlement rates effective November 1, 2023..

	Three Months Ended September 30,
	2023	2022	Change	% Change
($ in millions)
Operating Expenses (excluding fuel, purchased supply and direct transmission expense)
Operating and maintenance	$53.2	$54.7	$(1.5)	(2.7)%
Administrative and general	29.4	28.1	1.3	4.6
Property and other taxes	41.8	46.5	(4.7)	(10.1)
Depreciation and depletion	52.2	48.6	3.6	7.4
Total Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$176.6	$177.9	$(1.3)	(0.7)%

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

Consolidated operating expenses, excluding fuel, purchased supply and direct transmission expense, were $176.6 million for the three months ended September 30, 2023, as compared with $177.9 million for the three months ended September 30, 2022. Primary components of the change include the following (in millions):

Operating Expenses
2023 vs. 2022
Operating Expenses (excluding fuel, purchased supply and direct transmission expense) Impacting Net Income
Higher depreciation expense due to plant additions	$3.6
Higher technology implementation and maintenance expense	0.6
Higher insurance expense	0.5
Increase in uncollectible accounts	0.3
Lower other state and local tax expense	(1.6)
Lower expenses at our electric generation facilities	(0.3)
Other	0.2
Change in Items Impacting Net Income	3.3

Operating Expenses Offset Within Net Income
Lower property taxes recovered in trackers, offset in revenue	(3.1)
Lower pension and other postretirement benefits, offset in other income(1)	(1.7)
Lower natural gas production taxes recovered in trackers, offset in revenue	(0.1)
Higher operating and maintenance expenses recovered in trackers, offset in revenue	0.3
Change in Items Offset Within Net Income	(4.6)
Decrease in Operating Expenses (excluding fuel, purchased supply and direct transmission expense)	$(1.3)
(1) In order to present the total change in labor and benefits, we have included the change in the non-service cost component of our pension and other postretirement benefits, which is recorded within other income on our Condensed Consolidated Statements of Income. This change is offset within this table as it does not affect our operating expenses

We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases and decreases in the actual level of state and local taxes and fees and adjust our rates to recover the increase or decrease between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Consolidated operating income for the three months ended September 30, 2023 was $55.6 million as compared with $48.3 million in the same period of 2022. This increase was primarily driven by higher Montana interim rates associated with our rate review, lower non-recoverable Montana electric supply costs, higher Montana property tax tracker collections, higher natural gas retail volumes, and lower other state and local tax expenses, partly offset by lower electric retail volumes, lower transmission revenues, higher depreciation and depletion expense, and higher operating, maintenance and administrative expenses.

Consolidated interest expense was $28.7 million for the three months ended September 30, 2023 as compared with $25.3 million for the same period of 2022. This increase was due to higher borrowings and interest rates, partly offset by higher capitalization of Allowance for Funds Used During Construction (AFUDC).

Consolidated other income was $4.1 million for the three months ended September 30, 2023 as compared with $4.2 million for the same period of 2022. This decrease was primarily due to an increase in the non-service component of pension expense, partly offset by higher capitalization of AFUDC.

Consolidated income tax expense was $1.7 million for the three months ended September 30, 2023 as compared to an income tax benefit of $0.2 million for the same period of 2022. Our effective tax rate for the three months ended September 30, 2023 was 5.5% as compared with (0.9)% for the same period in 2022.

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

The following table summarizes the differences between our effective tax rate and the federal statutory rate ($ in millions):

	Three Months Ended September 30,
	2023		2022
Income Before Income Taxes	$31.0		$27.1

Income tax calculated at federal statutory rate	6.5	21.0%	5.7	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	0.1	0.4	0.1	0.5
Flow-through repairs deductions	(4.2)	(13.5)	(3.4)	(12.4)
Production tax credits	(1.3)	(4.1)	(1.7)	(6.2)
Amortization of excess deferred income tax	(0.3)	(1.0)	(0.2)	(0.9)
Income tax return to accrual adjustment	0.4	1.3	(0.9)	(3.4)
Plant and depreciation flow-through items	0.4	1.2	0.3	1.0
Other, net	0.1	0.2	(0.1)	(0.5)
	(4.8)	(15.5)	(5.9)	(21.9)

Income tax expense (benefit)	$1.7	5.5%	$(0.2)	(0.9)%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Consolidated net income for the three months ended September 30, 2023 was $29.3 million as compared with $27.4 million for the same period in 2022. This increase was primarily due to higher Montana interim rates associated with our rate review, lower non-recoverable Montana electric supply costs, higher Montana property tax tracker collections, higher natural gas retail volumes, and lower other state and local tax expenses, partly offset by lower electric retail volumes, lower transmission revenues, higher depreciation and depletion expense, higher operating, maintenance, and administrative expenses, higher interest expense, and higher income tax expense.

LIQUIDITY AND OTHER CONSIDERATIONS

Liquidity and Capital Resources

As of September 30, 2023, our total net liquidity was approximately $378.1 million, including $5.1 million of cash and $373.0 million of revolving credit facility availability with no letters of credit outstanding. This compares to total net liquidity one year ago at September 30, 2022 of $74.1 million.

In the early part of 2024, we intend to establish separate unsecured revolving credit facilities for NorthWestern Energy Group and NorthWestern Energy Public Service Corporation.

Pursuant to the NorthWestern Corporation Equity Distribution Agreement we have offered and sold shares of our common stock through an At-the-Market (ATM) offering program. During the three months ended September 30, 2023, we issued 1,244,056 shares of common stock under the ATM program at an average price of $51.14 per share, for net proceeds of $62.8 million which is net of sales commissions and other fees paid of approximately $0.8 million. During the nine months ended September 30, 2023, we issued 1,432,738 shares of common stock under the ATM program at an average price of $52.02 per share, for net proceeds of $73.6 million which is net of sales

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

commissions and other fees paid of approximately $0.9 million. As of September 30, 2023, we have completed the ATM offering program under the Equity Distribution Agreement.

Earnings Per Share

Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards and forward equity sale. Average shares used in computing the basic and diluted earnings per share are as follows:

	Three Months Ended
	September 30, 2023	September 30, 2022
Basic computation	60,442,164	56,310,526
Dilutive effect of:
Performance share awards(1)	35,533	14,306
Forward equity sale(2)	—	312,572
Diluted computation	60,477,697	56,637,404

	Nine Months Ended
	September 30, 2023	September 30, 2022
Basic computation	60,010,609	54,901,161
Dilutive effect of:
Performance share awards(1)	31,311	20,150
Forward equity sale(2)	—	619,361
Diluted computation	60,041,920	55,540,672

(1) Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.
(2) Forward equity shares are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the forward sale agreement.

As of September 30, 2023, there were 32,649 shares from performance and restricted share awards which were antidilutive and excluded from the earnings per share calculations, compared to 51,829 shares as of September 30, 2022.

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

Adjusted Non-GAAP Earnings

We reported GAAP earnings of $0.48 per diluted share for the three months-ended September 30, 2023 and $0.47 per diluted share for the same period in 2022. Adjusted Non-GAAP earnings per diluted share for the same periods are $0.49 and $0.44, respectively. A reconciliation of items not factored into our Adjusted Non-GAAP diluted earnings are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)

Three Months Ended September 30, 2023
	Pre-tax Income	Net(1) Income	Diluted EPS
2023 Reported GAAP	$31.0	$29.3	$0.48

Non-GAAP Adjustments:
Remove impact of unfavorable weather as compared to normal	0.9	0.7	0.01

2023 Adj. Non-GAAP	$31.9	$30.0	$0.49

Three Months Ended September 30, 2022
	Pre-tax Income	Net(1) Income	Diluted EPS
2022 Reported GAAP	$27.1	$27.4	$0.47

Non-GAAP Adjustments:
Remove impact of favorable weather as compared to normal	(2.1)	(1.6)	(0.03)

2022 Adj. Non-GAAP	$25.0	$25.8	$0.44

(1) Income tax rate on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Company Hosting Earnings Webcast

NorthWestern will also host an investor earnings webcast on Friday, October 27, 2023, at 3:00 p.m. Eastern time to review its financial results for the quarter ending September 30, 2023. To register for the webcast, please visit www.northwesternenergy.com/earnings-registration. Please go to the site at least 15 minutes in advance of the webinar to register. An archived webcast will be available shortly after the event and remain active for one year.

NorthWestern Energy - DELIVERING A BRIGHT FUTURE

NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We work to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. We do this by providing low-cost and reliable service performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 764,200 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002.

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

Non-GAAP Financial Measures

This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included in the press release above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non- GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Adjusted Non-GAAP Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:
•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as a wide-spread or global pandemic, geopolitical events, earthquake, flood, drought, lightning, weather, wind, and fire, could have a material effect on our liquidity, results of operations and financial condition;

NorthWestern Reports Third Quarter 2023 Financial Results
October 26, 2023

•acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•supply chain constraints, recent high levels of inflation for product, services and labor costs, and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                Media Contact:
Travis Meyer (605) 978-2967                Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com